UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

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CITIZENS BANCORP OF VIRGINIA, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-50576 (Commission File Number)	20-0469337 (I.R.S. Employer Identification No.)

126 South Main Street Blackstone, Virginia (Address of principal executive offices)	23824 (Zip Code)

Registrant’s telephone number, including area code: (434) 292-7221

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2009 the board of directors (the “Board”) of Citizens Bancorp of Virginia, Inc. (the “Company”) elected Mr. Charles F. Parker, Jr. as a new director of the Company to hold the seat vacated by Mr. Irving J. Arnold on his retirement from the Board following the Company’s 2009 Annual Meeting. The Board’s appointment was made contingent on the satisfactory completion of a background evaluation, which is required for each new director of the Company. This condition was met on August 28, 2009. Mr. Parker’s term will expire in 2010. The Board anticipates naming Mr. Parker to serve on one or more committees of the Board but at the time of this Form 8-K has not determined which committees he will be named to. The Company will file an amendment to this Form 8-K naming those committees once they are determined.

Mr. Parker, who is 41, is President of Parker Oil Company located in South Hill, Virginia.  Parker Oil Company is a diversified company that serves businesses and residences in southern Virginia and northeastern North Carolina with a range of energy-related products and services.  The Company delivers oil, propane and other petroleum products, including green and renewal biodiesel.  He was previously Vice President of Operations at Parker Oil Company and a Manufacturing Engineer for Quay Corporation in Eatontown, New Jersey.

Consistent with the compensation policies applicable to our non-employee directors, Mr. Parker will be eligible to receive an annual retainer fee of $3,600 plus a fee of $550 for each meeting of the Board and $225 for each committee meeting attended. Mr. Parker’s annual retainer fee for 2009 will be pro rated for the portion of the year he will serve as a director.

The Company issued a press release on September 2, 2009 announcing the appointment of Mr. Parker, a copy of which is being furnished as an exhibit to this report and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being furnished pursuant to Item 5.02 above.

Exhibit No.	Description

99.1	Press Release dated September 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS BANCORP OF VIRGINIA, INC.
(Registrant)

Dated: September 2, 2009	By:	/s/ Joseph D. Borgerding
Joseph D. Borgerding
President and Chief Executive
Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 2, 2009.